Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

FIRST QUARTER 2021 FINANCIAL RESULTS

ROLLING MEADOWS, IL, April 29, 2021 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter ended March 31, 2021. Management will host a webcast conference call to discuss these results on Thursday, April 29, 2021 at 5:15 p.m. ET/4:15 p.m. CT. To listen to the call, and for printer-friendly formats of this release and the “Supplemental Quarterly Data” and “CFO Commentary,” which may also be referenced during the call, please visit ajg.com/IR. These documents contain both GAAP and non-GAAP measures. Investors and other users of this information should read carefully the section entitled “Information Regarding Non-GAAP Measures” beginning on page 9.

Summary of Financial Results – First Quarter

	Revenues Before						Diluted Net Earnings
	Reimbursements		Net Earnings (Loss)		EBITDAC		(Loss) Per Share
Segment	1st Q 21	1st Q 20	1st Q 21	1st Q 20	1st Q 21	1st Q 20	1st Q 21	1st Q 20	Chg
	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$1,610.2	$1,435.6	$364.4	$311.4	$618.4	$477.9	$1.82	$1.61
Net gains on divestitures	(4.1)	(0.2)	(3.2)	(0.2)	(4.1)	(0.2)	(0.02)	—
Acquisition integration	—	—	3.2	5.1	4.1	6.7	0.02	0.03
Workforce and lease termination	—	—	5.5	5.0	5.2	6.5	0.03	0.02
Acquisition related adjustments	—	—	11.7	(2.1)	6.1	4.6	0.06	(0.01)
Levelized foreign currency translation	—	39.1	—	5.4	—	11.8	—	0.03

Brokerage, as adjusted *	1,606.1	1,474.5	381.6	324.6	629.7	507.3	1.91	1.68

Risk Management, as reported	220.3	211.8	18.0	19.1	39.8	35.0	0.09	0.10
Workforce and lease termination	—	—	0.5	0.2	0.7	0.3	0.01	—
Acquisition related adjustments	—	—	1.8	(0.2)	—	—	—	—
Levelized foreign currency translation	—	6.3	—	0.2	—	0.9	—	—

Risk Management, as adjusted *	220.3	218.1	20.3	19.3	40.5	36.2	0.10	0.10

Corporate	302.1	181.8	11.3	24.9	(43.4)	(23.0)	0.01	0.08

Total Company, as reported	$2,132.6	$1,829.2	$393.7	$355.4	$614.8	$489.9	$1.92	$1.79	7%

Total Company, as adjusted *	$2,128.5	$1,874.4	$413.2	$368.8	$626.8	$520.5	$2.02	$1.86	9%

Total Brokerage & Risk Management, as reported	$1,830.5	$1,647.4	$382.4	$330.5	$658.2	$512.9	$1.91	$1.71	12%

Total Brokerage & Risk Management, as adjusted *	$1,826.4	$1,692.6	$401.9	$343.9	$670.2	$543.5	$2.01	$1.78	13%

*

For first quarter 2021, the pretax impact of the Brokerage segment adjustments totals $21.8 million, with a corresponding adjustment to the provision for income taxes of $4.6 million relating to these items. For first quarter 2021, the pretax impact of the Risk Management segment adjustments totals $3.1 million, with a corresponding adjustment to the provision for income taxes of $0.8 million relating to these items. A detailed reconciliation of the 2021 and 2020 provision (benefit) for income taxes is shown on pages 13 and 14.

(1 of 14)

“We are off to an excellent start in 2021,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “We posted strong total revenue growth, including excellent organic revenue growth and continued growth from our tuck-in M&A strategy. Combined with our expense discipline, we once again delivered fantastic growth in net earnings and EBITDAC.”

“We are operating in a firm property casualty environment where rates are up in nearly all lines and geographies around the globe, which is consistent with the past few quarters. At this time, we don’t see conditions that would indicate this rate environment would change anytime soon. Exposure units also show signs of continued growth as business activity rebounds and unemployment falls. An increasing rate and exposure unit environment is when our team shines by providing clients with the very best insurance, consulting and risk management advice – and our global team remains energized.

In addition, we were selected as a World’s Most Ethical Company for the tenth year in a row by the Ethisphere Institute; another affirmation that our unique culture continues to thrive around the globe. I believe we are very well positioned for the remainder of 2021!”

COVID-19 Impact

In our property/casualty Brokerage operations, during first quarter 2021 (a) our customer retention and new business generation remained similar to pre-pandemic levels, (b) renewal exposure units (i.e., insured values, payrolls, employees, miles driven, etc.) were lower than pre-pandemic first quarter 2020, but higher than the last three quarters of 2020, (c) premium rates across most geographies and lines of coverage have continued to increase, effectively mitigating exposure unit declines, and (d) mid-term policy modifications (including cancellations) were a net positive, similar to first quarter 2020.

Thus far in second quarter 2021, property/casualty new business, retentions and mid-term policy modifications are trending similar to first quarter 2021 and much improved compared to lows seen in April and May 2020, as our customers’ businesses continue to recover and economic activity increases. So far during second quarter 2021, we continue to see overall property/casualty premium rates move higher and exposure units also trended higher than first quarter 2021.

In our employee benefits Brokerage operations, during first quarter 2021 (a) we saw a slight improvement in covered lives on renewal business compared to fourth quarter 2020, yet still lower than pre-pandemic levels, and (b) new consulting and special project work was also lower than pre-pandemic levels. So far during second quarter 2021, we are seeing a modest increase in covered lives, consulting engagements and special project work compared to first quarter 2021. We believe these favorable trends should continue for the remainder of 2021; however, if the economic recovery slows or reverses course, we could see our benefits revenue soften from current levels.

In our Risk Management operations, first quarter 2021 new claims arising were consistent with fourth quarter 2020, but still below pre-pandemic first quarter 2020 levels. So far during second quarter 2021, we are seeing new claims arising similar to first quarter 2021, which is a substantial increase compared to lows seen in April and May 2020. A slower recovery or reversal in the number of workers employed could cause fewer claims to arise in future quarters.

Our clean energy investments saw higher electricity production in first quarter 2021 compared to first quarter 2020 due to colder temperatures, rising natural gas prices and more plants within our portfolio being operational during the period. First quarter 2021 production was only slightly lower than pre-pandemic production levels seen in first quarter 2019. However, lower overall demand for energy caused by the pandemic and more supply from renewables may cause lower production by the plants within our portfolio for the remainder of 2021.

Of our nearly 1,000 office locations, more than 400 are open, but most at reduced capacity. Accordingly, the vast majority of our employees continue to work remotely for some or all of their work week. We believe our service levels are unchanged from pre-pandemic levels. We have not had any office-wide outbreaks of COVID-19, and there have been approximately 450 confirmed cases among approximately 34,000 employees - all of which we believe contracted the virus outside of our office locations.

Given the deterioration in economic conditions since first quarter 2020, we are actively managing costs by limiting discretionary spending such as travel, entertainment and advertising expenses, adjusting our real estate footprint, reducing capital expenditures, limiting use of outside labor and consultants, increasing utilization of our centers of excellence, and in mid-2020 we adjusted portions of our workforce where business had declined significantly and normal attrition was not sufficient.

During first quarter 2021, the cost saving impact of these actions totaled approximately $64 million compared to pre-pandemic first quarter 2020, adjusted for pro forma full-quarter costs related to acquisitions. These cost savings were consistent with savings realized in second, third and fourth quarter 2020. Offsetting these savings were severance and lease termination costs related to these actions. Thus far during second quarter 2021, we are holding most of our prior year cost savings.

We have $1.6 billion of available liquidity; however, a return to mid-2020 pandemic economic conditions may cause our liquidity position to deteriorate.

(2 of 14)

Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	1st Q 2021	1st Q 2020
Base Commissions and Fees
Commissions and fees, as reported	$1,459.0	$1,313.0
Less commissions and fees from acquisitions	(50.2)	—
Less divested operations	—	(3.1)
Levelized foreign currency translation	—	33.6

Organic base commissions and fees	$1,408.8	$1,343.5

Organic change in base commissions and fees	4.9%

Supplemental Revenues
Supplemental revenues, as reported	$66.8	$59.0
Less supplemental revenues from acquisitions	(1.1)	—
Levelized foreign currency translation	—	1.7

Organic supplemental revenues	$65.7	$60.7

Organic change in supplemental revenues	8.2%

Contingent Revenues
Contingent revenues, as reported	$63.3	$45.1
Less contingent revenues from acquisitions	(0.9)	—
Levelized foreign currency translation	—	1.0

Organic contingent revenues	$62.4	$46.1

Organic change in contingent revenues	35.4%

Total reported commissions, fees, supplemental revenues and contingent revenues	$1,589.1	$1,417.1
Less commissions, fees, supplemental revenues and contingent revenues from acquisitions	(52.2)	—
Less divested operations and program repricing	—	(3.1)
Levelized foreign currency translation	—	36.3

Total organic commissions, fees, supplemental revenues and contingent revenues	$1,536.9	$1,450.3

Total organic change	6.0%

Acquisition Activity	1st Q 2021	1st Q 2020
Number of acquisitions closed *	5	8
Estimated annualized revenues acquired (in millions)	$89.7	$124.2

*

In the first quarter of 2021, Gallagher issued 474,000 shares of its common stock at the request of sellers and/or in connection with tax-free exchange acquisitions related to acquisitions made in 2021 and the latter part of December 2020.

(3 of 14)

Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios		1st Q 2021	1st Q 2020
Compensation expense, as reported		$821.7	$752.8
Acquisition integration		(3.6)	(3.8)
Workforce and lease termination related charges		(4.5)	(5.6)
Minority portion of consolidated entities		—	—
Acquisition related adjustments		(6.1)	(4.6)
Levelized foreign currency translation		—	19.7

Compensation expense, as adjusted		$807.5	$758.5

Reported compensation expense ratios using reported revenues on page 1	*	51.0%	52.4%

Adjusted compensation expense ratios using adjusted revenues on page 1	*	50.3%	51.4%

*

Reported first quarter 2021 compensation ratio was 1.4 pts lower than first quarter 2020. Adjusted first quarter 2021 compensation ratio was 1.1 pts lower than first quarter 2020. These ratios were primarily impacted by savings in base compensation due to increased utilization of our centers of excellence and other compensation expense control measures as noted on page 2.

Operating Expense and Ratios		1st Q 2021	1st Q 2020
Operating expense, as reported		$170.1	$204.9
Acquisition integration		(0.5)	(2.9)
Workforce and lease termination related charges		(0.7)	(0.9)
Levelized foreign currency translation		—	7.6

Operating expense, as adjusted		$168.9	$208.7

Reported operating expense ratios using reported revenues on page 1	*	10.6%	14.3%

Adjusted operating expense ratios using adjusted revenues on page 1	*	10.5%	14.2%

*

Reported and adjusted first quarter 2021 operating expense ratios were both 3.7 pts lower than first quarter 2020. These ratios were primarily impacted by operating cost control measures as noted on page 2, partially offset by increased business insurance premiums.

(4 of 14)

Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Net Earnings to Adjusted EBITDAC (Non-GAAP)	1st Q 2021	1st Q 2020
Net earnings, as reported	$364.4	$311.4
Provision for income taxes	115.9	99.4
Depreciation	22.1	17.6
Amortization	103.6	134.2
Change in estimated acquisition earnout payables	12.4	(84.7)

EBITDAC	618.4	477.9

Net gains on divestitures	(4.1)	(0.2)
Acquisition integration	4.1	6.7
Workforce and lease termination related charges	5.2	6.5
Acquisition related adjustments	6.1	4.6
Levelized foreign currency translation	—	11.8

EBITDAC, as adjusted	$629.7	$507.3

Net earnings margin, as reported using reported revenues on page 1	22.6%	21.7%

EBITDAC margin, as adjusted using adjusted revenues on page 1	39.2%	34.4%

Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	1st Q 2021	1st Q 2020
Fees	$217.3	$210.2
International performance bonus fees	2.9	1.3

Fees as reported	220.2	211.5

Less fees from acquisitions	(1.1)	—
Levelized foreign currency translation	—	6.3

Organic fees	$219.1	$217.8

Organic change in fees	0.6%

(5 of 14)

Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios		1st Q 2021	1st Q 2020
Compensation expense, as reported		$134.1	$130.9

Workforce and lease termination related charges		(0.4)	(0.3)
Levelized foreign currency translation		—	4.4

Compensation expense, as adjusted		$133.7	$135.0

Reported compensation expense ratios using reported revenues (before reimbursements) on page 1	*	60.9%	61.8%

Adjusted compensation expense ratios using adjusted revenues (before reimbursements) on page 1	*	60.7%	61.9%

*

Reported first quarter 2021 compensation ratio was 0.9 pts lower than first quarter 2020. Adjusted first quarter 2021 compensation ratio was 1.2 pts lower than first quarter 2020. These ratios were primarily impacted by savings in base compensation and temporary help related to the compensation expense control measures as noted on page 2.

Operating Expense and Ratios		1st Q 2021	1st Q 2020
Operating expense, as reported		$46.4	$45.9

Workforce and lease termination related charges		(0.3)	—
Levelized foreign currency translation		—	1.0

Operating expense, as adjusted		$46.1	$46.9

Reported operating expense ratios using reported revenues (before reimbursements) on page 1	*	21.1%	21.7%

Adjusted operating expense ratios using reported revenues (before reimbursements) on page 1	*	20.9%	21.5%

*

Reported first quarter operating expense ratio was 0.6 pts lower than first quarter 2020. Adjusted first quarter 2021 operating ratio was 0.6 pts lower than first quarter 2020. These ratios were primarily impacted by savings related to operating cost control measures as noted on page 2, partially offset by increased business insurance premiums and technology expenses relating to essential client-related commitments.

Net Earnings to Adjusted EBITDAC (Non-GAAP)	1st Q 2021	1st Q 2020
Net earnings, as reported	$18.0	$19.1
Provision for income taxes	6.1	6.5
Depreciation	11.5	12.3
Amortization	1.6	1.4
Change in estimated acquisition earnout payables	2.6	(4.3)

EBITDAC	39.8	35.0

Workforce and lease termination related charges	0.7	0.3
Levelized foreign currency translation	—	0.9

EBITDAC, as adjusted	$40.5	$36.2

Net earnings margin, as reported using reported revenues (before reimbursements) on page 1	8.2%	9.0%

EBITDAC margin, as adjusted using adjusted revenues (before reimbursements) on page 1	18.4%	16.6%

(6 of 14)

Corporate Segment Reported GAAP Information (dollars in millions):

	2021			2020
	Pretax Loss	Income Tax Benefit	Net Earnings (Loss) Attributable to Controlling Interests	Pretax Loss	Income Tax Benefit	Net Earnings (Loss) Attributable to Controlling Interests
1st Quarter
Interest and banking costs	$(49.2)	$12.3	$(36.9)	$(51.8)	$13.0	$(38.8)
Clean energy related (1)	(29.0)	62.4	33.4	(23.9)	76.4	52.5
Acquisition costs	(1.5)	0.1	(1.4)	(2.7)	0.2	(2.5)
Corporate (2)	(26.1)	32.5	6.4	(10.4)	15.7	5.3

Corporate, as reported	$(105.8)	$107.3	$1.5	$(88.8)	$105.3	$16.5

(1)	Pretax loss for the first quarter is presented net of amounts attributable to noncontrolling interests of $9.8 million in 2021 and $8.4 million in 2020.

(2)	Corporate pretax loss includes a net unrealized foreign exchange remeasurement loss of $4.1 million in Q1 2021 and a net unrealized foreign exchange remeasurement gain of $12.4 million in Q1 2020.

Interest and banking costs and debt - At March 31, 2021, Gallagher had $4,373.0 million of borrowings from private placements and no short-term borrowings under its line of credit facility. In addition, Gallagher had $151.3 million outstanding under a revolving loan facility that provides funding for premium finance receivables, which are fully collateralized by the underlying premiums held by insurance carriers, and as such are excluded from our debt covenant computations.

Clean energy - Consists of the operating results related to our investments in clean coal production plants and royalty income from clean coal licenses related to Chem-Mod LLC. Additional information regarding these results is available in the “CFO Commentary” at ajg.com/IR.

Acquisition costs - Consists mostly of external professional fees and other due diligence costs related to acquisitions. On occasion, Gallagher enters into forward currency hedges for the purchase price of committed, but not yet funded, acquisitions with funding requirements in currencies other than the U.S. dollar. The gains or losses, if any, associated with these hedge transactions is also included.

Corporate - Consists of overhead allocations mostly related to corporate staff compensation, other corporate level activities, and net unrealized foreign exchange remeasurement. In addition, includes the tax expense related to partial taxation of foreign earnings, nondeductible executive compensation and entertainment expenses and the tax benefit from vesting of employee equity awards.

Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments using the local country statutory rates. Gallagher’s consolidated effective tax rate for the quarters ended March 31, 2021 and 2020 was 3.6% and 0.2%, respectively, which was lower than the statutory rate due to the production of IRC Section 45 clean energy tax credits. In third quarter 2020, Gallagher increased its estimated U.K. effective income tax rate from 17.5% to 19%.

(7 of 14)

Webcast Conference Call

Gallagher will host a webcast conference call on Thursday, April 29, 2021 at 5:15 p.m. ET/4:15 p.m. CT. To listen to this call, please go to ajg.com/IR. The call will be available for replay at such website for at least 90 days.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Rolling Meadows, Illinois, has operations in 56 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Cautionary Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “will,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding (i) future actions the Company may take in response to the disruption caused by COVID-19; (ii) anticipated future results or performance of any segment or the Company as a whole; (iii) the premium rate environment and the state of insurance markets; and (iv) the economic environment.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in worldwide and national economic conditions, including the effects of COVID-19; or other factors like Brexit; trade wars or tariffs; political unrest in the U.S. or other countries around the world; changes in premium rates and in insurance markets generally; and changes in the insurance brokerage industry’s competitive landscape.

In particular, the global spread of COVID-19 has created significant volatility and uncertainty and economic disruption that may impact our forward-looking statements. The extent to which the pandemic impacts our business, operations and financial results will depend on numerous evolving factors, many of which are not within our control and that we may not be able to accurately predict, including: its duration and scope; the effectiveness of vaccines, how quickly vaccines are distributed and administered, and our employees’ and the general population’s willingness to receive them; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic, including new laws that raise corporate tax rates; the impact of the pandemic on economic activity and actions taken in response; the effect on our clients and client demand for our services; our ability to sell and provide our services, including limitations on travel and difficulties of our clients and employees working from home and closure of their facilities; the ability of our clients to pay their insurance premiums which could impact our commission and fee revenues for our services; the nature and extent of possible claims that might impact the ability of underwriting enterprises to pay supplemental and contingent commissions; the decrease in new arising workers’ compensation and general liability claims; the long-term impact of closing our offices and our employees working from home; the impact of lost revenue on our employees’ variable and base compensation levels; the impact of reduced investments and postponements related to business modernization projects; the impact of furloughed or terminated employees; and the impact of reduced advertising and sponsorship investments.

Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its subsequently filed Quarterly Reports on Form 10-Q for a more detailed discussion of these and other factors that could impact its forward-looking statements. The COVID-19 pandemic currently amplifies, and in the future could continue to amplify, the risks, uncertainties and assumptions, reflected in such risk factors. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

(8 of 14)

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share, as adjusted (adjusted EPS), adjusted revenue, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition or because they provide investors with measures that our chief operating decision maker uses when reviewing the company’s performance. See further below for definitions and additional reasons each of these measures is useful to investors. Gallagher’s industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. As disclosed in its most recent Proxy Statement, Gallagher makes determinations regarding certain elements of executive officer incentive compensation, performance share awards and annual cash incentive awards, partly on the basis of measures related to adjusted EBITDAC. Certain reclassifications have been made to the prior year amounts reported in this press release in order to conform them to the current year presentation.

Adjusted Non-GAAP presentation - Gallagher believes that the adjusted non-GAAP presentations of the current and prior period information presented in this earnings release provide stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period. See pages 13 and 14 for a reconciliation of the adjustments made to income taxes.

•

Adjusted measures - Revenues (for the Brokerage segment), revenues before reimbursements (for the Risk Management segment), net earnings, compensation expense and operating expense, respectively, each adjusted to exclude the following, as applicable:

•

Net losses or gains on divestitures, which are primarily net losses or proceeds received related to sales of books of business and other divestiture transactions, such as the disposal of a business through sale or closure.

•

Acquisition integration costs, which include costs related to certain large acquisitions, outside the scope of the usual tuck-in strategy, not expected to occur on an ongoing basis in the future once Gallagher fully assimilates the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•	Workforce related charges, which primarily include severance costs (either accrued or paid) related to employee terminations and other costs associated with redundant workforce.

•	Lease termination related charges, which primarily include costs related to terminations of real estate leases and abandonment of leased space.

•	Acquisition related adjustments, which include change in estimated acquisition earnout payables adjustments, impairment charges and acquisition related compensation charges.

•

The impact of foreign currency translation, as applicable. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same periods in the prior year.

•	Adjusted ratios - Adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

(9 of 14)

Non-GAAP Earnings Measures

•

EBITDAC and EBITDAC margin - EBITDAC is net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables and EBITDAC margin is EBITDAC divided by total revenues (for the Brokerage segment) and revenues before reimbursements (for the Risk Management segment). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance for the overall business and provide a meaningful way to measure its financial performance on an ongoing basis.

•

Adjusted EBITDAC and Adjusted EBITDAC Margin - Adjusted EBITDAC is EBITDAC adjusted to exclude net gains on divestitures, acquisition integration costs, workforce related charges, lease termination related charges, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable and Adjusted EBITDAC margin is Adjusted EBITDAC divided by total adjusted revenues (defined above). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance, and are also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•

Adjusted EPS and Adjusted Net Earnings - Adjusted net earnings have been adjusted to exclude the after-tax impact of net gains on divestitures, acquisition integration costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments and effective income tax rate impact, as applicable. Adjusted EPS is Adjusted Net Earnings divided by diluted weighted average shares outstanding. This measure provides a meaningful representation of Gallagher’s operating performance (and as such should not be used as a measure of Gallagher’s liquidity), and for the overall business is also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

Organic Revenues (a non-GAAP measure) - For the Brokerage segment, organic change in base commission and fee revenues, supplemental revenues and contingent revenues exclude the first twelve months of such revenues generated from acquisitions and such revenues related to divested operations in each year presented. These revenues are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior periods. In addition, organic change in base commission and fee revenues, supplemental revenues and contingent revenues excludes the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions in each year presented. In addition, change in organic growth excludes the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

These revenue items are excluded from organic revenues in order to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this non-GAAP measure allows readers of our financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures - This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on pages 11 and 12), for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on page 1), for organic revenue measures (on pages 3 and 5, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 4, 5 and 6, respectively, for the Brokerage and Risk Management segments).

(10 of 14)

Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 1st Qtr Ended March 31,

(Unaudited - in millions except per share, percentage and workforce data)

	1st Q Ended	1st Q Ended
	Mar 31, 2021	Mar 31, 2020
Brokerage Segment
Commissions	$1,125.4	$1,017.2
Fees	333.6	295.8
Supplemental revenues	66.8	59.0
Contingent revenues	63.3	45.1
Investment income and net gains on divestitures	21.1	18.5

Total revenues	1,610.2	1,435.6

Compensation	821.7	752.8
Operating	170.1	204.9
Depreciation	22.1	17.6
Amortization	103.6	134.2
Change in estimated acquisition earnout payables	12.4	(84.7)

Expenses	1,129.9	1,024.8

Earnings before income taxes	480.3	410.8
Provision for income taxes	115.9	99.4

Net earnings	364.4	311.4
Net earnings attributable to noncontrolling interests	1.8	0.7

Net earnings attributable to controlling interests	$362.6	$310.7

EBITDAC
Net earnings	$364.4	$311.4
Provision for income taxes	115.9	99.4
Depreciation	22.1	17.6
Amortization	103.6	134.2
Change in estimated acquisition earnout payables	12.4	(84.7)

EBITDAC	$618.4	$477.9

	1st Q Ended	1st Q Ended
	Mar 31, 2021	Mar 31, 2020
Risk Management Segment
Fees	$220.2	$211.5
Investment income	0.1	0.3

Revenues before reimbursements	220.3	211.8
Reimbursements	32.4	37.7

Total revenues	252.7	249.5

Compensation	134.1	130.9
Operating	46.4	45.9
Reimbursements	32.4	37.7
Depreciation	11.5	12.3
Amortization	1.6	1.4
Change in estimated acquisition earnout payables	2.6	(4.3)

Expenses	228.6	223.9

Earnings before income taxes	24.1	25.6
Provision for income taxes	6.1	6.5

Net earnings	18.0	19.1
Net earnings attributable to noncontrolling interests	—	—

Net earnings attributable to controlling interests	$18.0	$19.1

EBITDAC
Net earnings	$18.0	$19.1
Provision for income taxes	6.1	6.5
Depreciation	11.5	12.3
Amortization	1.6	1.4
Change in estimated acquisition earnout payables	2.6	(4.3)

EBITDAC	$39.8	$35.0

See “Information Regarding Non-GAAP Measures” on page 9 of 14.

(11 of 14)

Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 1st Qtr Ended March 31,

(Unaudited - in millions except share and per share data)

	1st Q Ended	1st Q Ended
	Mar 31, 2021	Mar 31, 2020
Corporate Segment
Revenues from consolidated clean coal facilities	$283.1	$167.9
Royalty income from clean coal licenses	17.9	13.9
Loss from unconsolidated clean coal facilities	(0.4)	—
Other net revenues	1.5	—

Total revenues	302.1	181.8

Cost of revenues from consolidated clean coal facilities	309.1	185.4
Compensation	19.8	12.5
Operating	16.6	6.9
Interest	48.1	50.5
Depreciation	4.5	6.9

Expenses	398.1	262.2

Loss before income taxes	(96.0)	(80.4)
Benefit for income taxes	(107.3)	(105.3)

Net earnings	11.3	24.9
Net earnings attributable to noncontrolling interests	9.8	8.4

Net earnings attributable to controlling interests	$1.5	$16.5

EBITDAC
Net earnings	$11.3	$24.9
Benefit for income taxes	(107.3)	(105.3)
Interest	48.1	50.5
Depreciation	4.5	6.9

EBITDAC	$(43.4)	$(23.0)

	1st Q Ended	1st Q Ended
	Mar 31, 2021	Mar 31, 2020
Total Company
Commissions	$1,125.4	$1,017.2
Fees	553.8	507.3
Supplemental revenues	66.8	59.0
Contingent revenues	63.3	45.1
Investment income and net gains on divestitures	21.2	18.8
Revenues from clean coal activities	300.6	181.8
Other net revenues - Corporate	1.5	—

Revenues before reimbursements	2,132.6	1,829.2
Reimbursements	32.4	37.7

Total revenues	2,165.0	1,866.9

Compensation	975.6	896.2
Operating	233.1	257.7
Reimbursements	32.4	37.7
Cost of revenues from clean coal activities	309.1	185.4
Interest	48.1	50.5
Depreciation	38.1	36.8
Amortization	105.2	135.6
Change in estimated acquisition earnout payables	15.0	(89.0)

Expenses	1,756.6	1,510.9

Earnings before income taxes	408.4	356.0
Provision for income taxes	14.7	0.6

Net earnings	393.7	355.4
Net earnings attributable to noncontrolling interests	11.6	9.1

Net earnings attributable to controlling interests	$382.1	$346.3

Diluted net earnings per share	$1.92	$1.79

Dividends declared per share	$0.48	$0.45

EBITDAC
Net earnings	$393.7	$355.4
Provision for income taxes	14.7	0.6
Interest	48.1	50.5
Depreciation	38.1	36.8
Amortization	105.2	135.6
Change in estimated acquisition earnout payables	15.0	(89.0)

EBITDAC	$614.8	$489.9

See “Information Regarding Non-GAAP Measures” on page 9 of 14.

(12 of 14)

Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited - in millions except per share data)

	Mar 31, 2021	Dec 31, 2020
Cash and cash equivalents	$526.3	$664.6
Restricted cash	2,834.6	2,909.7
Premiums and fees receivable	8,309.3	6,436.0
Other current assets	997.3	1,113.9

Total current assets	12,667.5	11,124.2
Fixed assets - net	449.2	450.7
Deferred income taxes (includes tax credit carryforwards of $1,016.5 in 2021 and $998.0 in 2020)	1,087.9	1,085.8
Other noncurrent assets	850.0	769.9
Right-of-use assets	370.2	373.9
Goodwill	6,510.9	6,127.0
Amortizable intangible assets - net	2,478.8	2,399.9

Total assets	$24,414.5	$22,331.4

Premiums payable to underwriting enterprises	$9,205.0	$7,784.6
Accrued compensation and other current liabilities	1,633.1	1,596.2
Deferred revenue - current	526.6	475.6
Premium financing debt	151.3	203.6
Corporate related borrowings - current	—	75.0

Total current liabilities	11,516.0	10,135.0
Corporate related borrowings - noncurrent	4,366.3	4,266.0
Deferred revenue - noncurrent	64.1	65.7
Lease liabilities - noncurrent	315.0	320.9
Other noncurrent liabilities	1,373.6	1,311.1

Total liabilities	17,635.0	16,098.7

Stockholders’ equity:
Common stock - issued and outstanding	195.9	193.7
Capital in excess of par value	4,404.1	4,264.4
Retained earnings	2,658.9	2,371.7
Accumulated other comprehensive loss	(527.8)	(643.6)

Total controlling interests stockholders’ equity	6,731.1	6,186.2
Noncontrolling interests	48.4	46.5

Total stockholders’ equity	6,779.5	6,232.7

Total liabilities and stockholders’ equity	$24,414.5	$22,331.4

Arthur J. Gallagher & Co.

Other Information

(Unaudited - data is rounded where indicated)

	1st Q Ended Mar 31, 2021	4th Q Ended Dec 31, 2020	1st Q Ended Mar 31, 2020
OTHER INFORMATION
Basic weighted average shares outstanding (000s)	194,642	192,874	188,723
Diluted weighted average shares outstanding (000s)	199,076	197,420	193,239
Number of common shares outstanding at end of period (000s)	195,887	193,651	189,621
Workforce at end of period (includes acquisitions):
Brokerage	25,870	24,717	25,841
Risk Management	6,451	6,378	6,845
Total Company	34,061	32,401	34,015

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited)

(Unaudited - in millions except share and per share data)

				Net Earnings	Net Earnings
	Earnings	Provision		Attributable to	Attributable to	Diluted Net
	Before Income	for Income		Noncontrolling	Controlling	Earnings
	Taxes	Taxes	Net Earnings	Interests	Interests	per Share
1st Q Ended Mar 31, 2021
Brokerage, as reported	$480.3	$115.9	$364.4	$1.8	$362.6	$1.82
Net gains on divestitures	(4.1)	(0.9)	(3.2)	—	(3.2)	(0.02)
Acquisition integration	4.1	0.9	3.2	—	3.2	0.02
Workforce and lease termination	7.0	1.5	5.5	—	5.5	0.03
Acquisition related adjustments	14.8	3.1	11.7	—	11.7	0.06

Brokerage, as adjusted	$502.1	$120.5	$381.6	$1.8	$379.8	$1.91

Risk Management, as reported	$24.1	$6.1	$18.0	$—	$18.0	$0.09
Workforce and lease termination	0.7	0.2	0.5	—	0.5	—
Acquisition related adjustments	2.4	0.6	1.8	—	1.8	0.01

Risk Management, as adjusted	$27.2	$6.9	$20.3	$—	$20.3	$0.10

See “Information Regarding Non-GAAP Measures” on page 9 of 14.

(13 of 14)

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited) - Continued

(Unaudited - in millions except share and per share data)

	Earnings Before Income Taxes	Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Noncontrolling Interests	Net Earnings Attributable to Controlling Interests	Diluted Net Earnings per Share
1st Q Ended Mar 31, 2020
Brokerage, as reported	$410.8	$99.4	$311.4	$0.7	$310.7	$1.61
Net gains on divestitures	(0.2)	—	(0.2)	—	(0.2)	—
Acquisition integration	6.7	1.6	5.1	—	5.1	0.03
Workforce and lease termination	6.5	1.5	5.0	—	5.0	0.02
Acquisition related adjustments	(2.8)	(0.7)	(2.1)	—	(2.1)	(0.01)
Levelized foreign currency translation	7.1	1.7	5.4	—	5.4	0.03

Brokerage, as adjusted	$428.1	$103.5	$324.6	$0.7	$323.9	$1.68

Risk Management, as reported	$25.6	$6.5	$19.1	$—	$19.1	$0.10
Workforce and lease termination	0.3	0.1	0.2	—	0.2	—
Acquisition related adjustments	(0.3)	(0.1)	(0.2)	—	(0.2)	—
Levelized foreign currency translation	0.3	0.1	0.2	—	0.2	—

Risk Management, as adjusted	$25.9	$6.6	$19.3	$—	$19.3	$0.10

See “Information Regarding Non-GAAP Measures” on page 9 of 14.

Contact:

Ray Iardella

Vice President - Investor Relations

630-285-3661 or ray_iardella@ajg.com

(14 of 14)